Exhibit 99.1

Company Contact: Kevin Donovan Bottomline Technologies 603.501.5240 kdonovan@bottomline.com

Ken D’Amato Joins Bottomline Board of Directors

PORTSMOUTH, N.H. – Nov. 20, 2014 – Bottomline Technologies (NASDAQ: EPAY) a leading provider of cloud-based payment, invoice and digital banking solutions, today announced the appointment of Mr. Kenneth J. D’Amato to the company’s Board of Directors.

Mr. D’Amato is currently the Chief Administrative Officer and Managing Director, Global Equity and Fixed Income, at Manulife Asset Management. Mr. D’Amato previously served as Chief Operating Officer of Evergreen Investment Management Company, the asset management division of Wachovia, and was a member of Evergreen’s Operating Committee and the Chair of the Equity Trading and Proxy committees.

Mr. D’Amato brings extensive managerial, operational, financial and board experience having held leadership positions including Chief Executive Officer, Chief Operating Officer, Chief Administrative Officer, and Chief Financial Officer at different points in his career. Mr. D’Amato currently serves as a Board member of Blue Hills Bank and is a member of the bank’s Risk Management and Executive Committees.

“Ken is an accomplished executive who brings great expertise and a valuable perspective to Bottomline” said Joe Mullen, Chairman of Bottomline’s Board of Directors. “We are excited to welcome him to our Board.”

“Bottomline is an impressive company which is well positioned for continued growth in the markets it serves.” said Mr. D’Amato. “I look forward to working with the board and management team to create further growth and shareholder value.”

About Bottomline Technologies

Bottomline Technologies (NASDAQ: EPAY) provides cloud-based payment, invoice and digital banking solutions to corporations, financial institutions and banks around the world. The company’s solutions are used to streamline, automate and manage processes involving payments, invoicing, global cash management, supply chain finance and transactional documents. Organizations trust Bottomline to meet their needs for cost reduction, competitive differentiation and optimization of working capital.

Headquartered in the United States, Bottomline also maintains offices in Europe and Asia-Pacific. For more information, visit www.bottomline.com.

Bottomline Technologies and the Bottomline Technologies logo are trademarks of Bottomline Technologies (de), Inc. which may be registered in certain jurisdictions. All other brand/product names may be trademarks of their respective owners.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements reflecting our expectations about our ability to execute on our growth plans. Any statements that are not statements of historical fact (including but not limited to statements containing the words “believes,” “plans,” “anticipates,” “expects,” “look forward”, “confident”, “estimates” and similar expressions) should be considered to be forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors including, among others, competition, market demand, technological change, strategic relationships, recent acquisitions, international operations and general economic conditions. For additional discussion of factors that could impact Bottomline Technologies’ operational and financial results, refer to our Form 10-K for the fiscal year ended June 30, 2014 and any subsequently filed Form 10-Q’s and Form 8-K’s or amendments thereto. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

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